UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Hickory Tech Corporation
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221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON
TUESDAY, MAY 17, 2011

The Annual Meeting of the Shareholders of Hickory Tech Corporation (“HickoryTech”) will be held at the Mankato City Center Hotel, located at 101 East Main Street (at the corner of Riverfront Drive and Main Street) in Mankato, Minnesota, on Tuesday, May 17, 2011 at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect the four directors named in the attached proxy statement to serve for ensuing three-year terms;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4.	To ratify Grant Thornton LLP as our independent registered public accounting firm and auditors for 2011;

5.	To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on March 22, 2011, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Whether or not you expect to attend the meeting, please sign and date the proxy and return it promptly in the enclosed envelope, or take advantage of the option to vote by Internet or telephone.  If you choose to return the proxy card by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States.  To vote by Internet or telephone, please follow the instructions on the proxy voting card or online at www.proxyvote.com.  If you decide to attend the meeting and vote in person, you may withdraw your proxy.

BY THE ORDER OF THE
BOARD OF DIRECTORS
HICKORYTECH CORPORATION

Dale E. Parker
Board Chair

Mankato, Minnesota
April 7, 2011

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 17, 2011.

Our proxy statement, the form of our proxy card, and Annual Report on Form 10-K can be viewed online at www.hickorytech.com/proxy.

HICKORYTECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 17, 2011

SOLICITATION

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held at the Mankato City Center Hotel, located at 101 East Main Street (at the corner of Riverfront Drive and Main Street) in Mankato, Minnesota on Tuesday, May 17, 2011, at 10:00 a.m. (Central Daylight Time) or at any adjournment of that meeting.  All properly executed proxies will be voted at the meeting.  This proxy statement and the enclosed proxy card will be mailed to shareholders on or about April 7, 2011.

REVOCABILITY OF PROXY

Your proxy may be revoked at any time before it is exercised by filing a later dated proxy (by mail, Internet or telephone) or a written notice of revocation with our Corporate Secretary, or by voting in person at the Annual Meeting.  Unless it is revoked, your proxy will be voted in the manner set forth in this proxy statement or as you specify in your proxy card.

ANNUAL REPORT AND PROXY MATERIALS

Our Annual Report for fiscal 2010, including our Form 10-K as filed with the SEC, is enclosed in the envelope containing this proxy statement.

VOTING

You must be a shareholder of record at the close of business on March 22, 2011 to be entitled to vote at the Annual Meeting.  As of that date, there were 13,359,211 shares of our common stock outstanding.

For each share held, shareholders may cast one vote for each proposal identified on the proxy card.  For each share held, you may cast one vote for each of the four directorships to be filled at this meeting.  If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.  You may vote your shares by Internet or a toll-free telephone call as an alternative to completing and mailing the enclosed proxy card.  The procedures for Internet and telephone voting are described on the proxy card.  The Internet and telephone voting procedures are designed to verify your identity, allow you to give voting instructions, and confirm that your instructions have been recorded properly.  If you vote by Internet or telephone, you should not return a proxy card by mail.

A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the meeting.  We will count abstentions as present or represented at the meeting for purposes of determining whether a quorum exists and for purposes of calculating the number of votes cast, but will not consider abstentions as votes in favor of the matter.  We will treat broker non-votes as present and entitled to vote for purpose of the presence of a quorum, but not present and entitled to vote for purposes of determining whether the requisite vote has been obtained on a specific matter.  Therefore, broker non-votes will have no effect on the outcome of the matter.

A plurality of the voting power of the shares present or represented at the meeting and entitled to vote at a meeting at which a quorum is present is required for the election of each director.

ITEMS REQUIRING YOUR CONSIDERATION

The following items in this proxy statement require your consideration and approval:

1.	Election of four directors named in this proxy statement for three-year terms. See below.

2.	An advisory vote on executive compensation. See page 33.

3.	An advisory vote on the frequency of the advisory vote on executive compensation. See page 34.

4.	Ratification of Grant Thornton LLP as the Company’s Independent Registered Accounting Firm and Auditors for 2011. See page 36.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors (“Board”) is divided into three classes with each class of directors serving for a three-year term. You are being asked to consider the election of four directors at the Annual Meeting.  The terms of directors Robert D. Alton, Jr., James W. Bracke, R. Wynn Kearney, Jr. and Dale E. Parker expire in 2011, and the Board has nominated Messrs. Alton, Bracke, Kearney and Parker for re-election to the Board, each for three-year terms.  Proxies may not be voted for more than four nominees.

Mr. Starr J. Kirklin retired from our Board, effective May 11, 2010.  His director position on the Board was not filled.  The Board believes it can effectively represent the shareholders and carry out their responsibilities with a nine member Board.  There are currently nine directors on our Board of Directors, all of whom have served as directors for more than one year.

The following table provides information, as of February 28, 2011, about the nominees for election.  The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and the Board to determine that the person should serve as a director for our Company in 2011.

The Board of Directors Unanimously Recommends that the Shareholders Vote for all Nominees

You may vote for all, some or none of the nominees for election to the Board.  Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees.  If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.  Directors will be elected by a plurality of the votes cast.

The following table provides information about our remaining directors, whose terms expire in 2011, 2012, and 2013.

TERMS ENDING IN 2011 AND NOMINEES FOR TERMS ENDING IN 2014

ROBERT D. ALTON, JR. has served as a director since 1993.  Mr. Alton, age 62, served as President, Chief Executive Officer (CEO) and Chair of the Board of HickoryTech from 1993 to 2002.  Prior to joining HickoryTech, Mr. Alton served as President of Telephone Operations for Contel Corporation, a provider of telecommunications services, and was employed in various executive and financial capacities at Contel Corporation for 21 years.  Mr. Alton’s qualifications to serve on our Board include extensive experience in the telecommunications industry, his executive leadership experience and his financial expertise.

JAMES W. BRACKE has been a director since 2004 and served as Chair of the HickoryTech Board from January 2009 through December 2010.  Mr. Bracke, age 63, serves as the CEO for Green Gas LLC, which employs a novel green technology to economically convert medical wastes into energy.  Since 2006, Mr. Bracke has served as the President of Boulder Creek Consulting, LLC, a business and technology consulting firm.  From 2004 to 2006, Mr. Bracke served as Vice President of EPIEN Medical, a privately held medical device company focused on developing, manufacturing and marketing agents for skin disorders.  From 1981 to 2004, Mr. Bracke was President and CEO and a director of Lifecore Biomedical, Inc., a healthcare medical device manufacturer.  He is a director of Image Sensing Systems, Inc., of St. Paul, Minnesota, a technology company focused in infrastructure product improvement through the development of software-based detection solutions for the Intelligent Transportation Systems Sector.  Mr. Bracke’s qualifications to serve on our Board include extensive experience in senior executive management positions in the public-reporting corporate environment, financial expertise, as well as cross-board experience from serving as a director for three public organizations.

R. WYNN KEARNEY, JR. has been a director since 1993 and served as Chair of the HickoryTech Board from January 2007 to December 2008.  Mr. Kearney, age 67, has been in private practice since 1972 with the Orthopaedic & Fracture Clinic, P.A., with offices in southern Minnesota, and is its senior surgeon.  Mr. Kearney is an Associate Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team.  He is also a director of Exactech, Inc. of Gainesville, Florida, a developer, manufacturer and distributor of orthopaedic implant devices to hospitals and physicians.  Mr. Kearney’s qualifications to serve on our Board include cross-board experience gained from service on multiple private and public company boards, and non-profit boards and his leadership experience in business and in professional organizations.

DALE E. PARKER has been a director since 2006, a Vice Chair of the HickoryTech Board of Directors from January 2009 to December 2010 and has served as Chair of the HickoryTech Board of Directors since January 2011.  Mr. Parker, age 59, resigned in 2010 as Chief Financial Officer (CFO) of Neenah Enterprises, Inc., an independent foundry.  From 2009 to 2010 Mr. Parker was the Vice President of Finance for Paper Works, a producer of coated recycled paper board.  Mr. Parker was CFO at Forest Resources, LLC, a company focused on paper product production and conversion, from 2007 to October 2008.  From 2006 to 2007, Mr. Parker was CFO at Vitex Packaging Group, a manufacturer of packaging for tea and coffee brands.  From 2000 to 2006 Mr. Parker served as Vice President, CFO, and board member of Appleton Papers, Inc., a leading manufacturer of specialty, high value-added coated paper products, including carbonless thermal and security papers.  Mr. Parker is a CPA and holds an MBA.  Mr. Parker’s qualifications to serve on our Board include his extensive experience working in senior executive positions for both public and private companies in a variety of industries and his expertise with financial statement preparation and SEC reporting gained from his experience as a CFO.

CONTINUING DIRECTORS
TERMS ENDING IN 2012

LYLE T. BOSACKER has served as a director since 1988.  Mr. Bosacker, age 68, retired as President of CEO Advisors, Inc., a management consulting and information system planning services firm, in 2004.  Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.  Mr. Bosacker’s qualifications to serve on our Board include his business leadership experience, extensive experience in information technology, and his experience in management consulting as an owner of his own business.

MYRITA P. CRAIG has served as a director since 1998 and was Chair of the HickoryTech Board from January 2003 to December 2004.  Ms. Craig, age 56, has served as President for Blackbook Experience Management group since September 2010.  Ms. Craig was previously engaged with the Cincinnati USA Regional Chamber as Executive Director, office of Agenda 360, from January 2009 through August 2010.  Ms. Craig served as the Vice President of the Cincinnati USA Regional Chamber from June 2002 through February 2008 and was the Chief Executive Officer of Sapientia Consulting from May 1999 through June 2002.  Prior to establishing the consulting firm, Ms. Craig was employed, from 1984 to 1999, by Cincinnati Bell, Inc., a provider of telecommunications services, where she had assignments in strategic planning, corporate development, and operations, lastly as Vice President of Customer Sales and Service.  Ms. Craig’s qualifications to serve on our Board include extensive experience in the telecommunications industry and her leadership, general business, customer operations and marketing experience.

JOHN W. FINKE has served as a director since 2006.  Mr. Finke, age 48, has served as President and CEO of HickoryTech Corporation since 2006.  Mr. Finke has been with HickoryTech since 1996, and served as HickoryTech’s Chief Operating Officer and Executive Vice President from 2005 to 2006, its President of Telephone Operations from 2003 to 2005, and President of HickoryTech’s Network Design and Operations Division from 2000 to 2003. Prior to joining HickoryTech, Mr. Finke held numerous engineering and management positions with GTE Telephone Operations and Contel of Indiana from 1984 to 1996, both companies were providers of telecommunications services.  Mr. Finke is a director of Jones Metal Products, Inc. of Mankato, Minnesota, a full service metal fabrication business that is focused on creating value for their customers.  Mr. Finke holds an MBA.  His qualifications to serve on our Board include his deep technical, operational and senior leadership experience, his extensive experience in the communications industry, and his experience with acquisitions and divestitures, and integration of acquisitions.

CONTINUING DIRECTORS
TERMS ENDING IN 2013

DIANE L. DEWBREY has been a director since 2009 and has served as Vice Chair of the HickoryTech Board of Directors since January 2010.  Ms. Dewbrey, age 46, has been employed by Foundation Bank, a Washington State chartered commercial bank since 2006, most recently in the role of CEO and Director. Ms. Dewbrey was employed by Fifth Third Bancorp, a diversified financial services company, from 1987 to 2005, lastly as Director of Central Operations, Bancorp Corporate Officer and Senior Vice President.  Ms. Dewbrey’s qualifications to serve on our Board include senior leadership experience serving as CEO of a commercial bank and specific expertise and knowledge in the various areas of banking, finance, corporate governance, compensation, operations, and mergers and acquisitions.

LYLE G. JACOBSON has served as a director since 1989.  Mr. Jacobson, age 69, retired in 2007 as the President and CEO of Katolight Corporation (now MTU Onsite Energy), a manufacturer of diesel and gas powered electrical generator sets and generator controls, in Mankato, Minnesota.  He served as Katolight President and CEO from 1985 until he retired in 2007.  Mr. Jacobson’s qualifications to serve on our Board include senior leadership experience serving as President and CEO of Katolight Corporation and specific expertise in the areas of human resources, quality, customer service and finance.

COMPENSATION OF DIRECTORS

In 2009 our Board retained the services of Sibson Consulting, a compensation consultant, to assess our directors’ compensation program and to provide feedback and recommendations on program competitiveness and compensation delivery practices.  Sibson Consulting compared our directors’ compensation program against best practices and the compensation practices of peer companies.  Effective January 1, 2010, the Board modified the directors’ compensation program to a role-based compensation structure.  This new approach compensates directors for their ongoing role and direction rather than for attendance at meetings.

Effective January 1, 2010, the annual Board retainer for each independent director is $47,500.  Of this retainer, $25,000 is paid in HickoryTech stock, with the option to receive the remaining $22,500 of the annual retainer in cash or in shares of HickoryTech common stock.  Compensation for Board and committee meeting attendance and the Director’s Incentive Plan was discontinued.

Non-employee annual retainers for certain chairperson positions were also reviewed and, to compensate for the leadership responsibilities, the Board Chair receives a $20,000 annual retainer, in addition to the retainer as a Board director.

Board Committee fees were discontinued and were replaced with annual committee retainers.  Each Audit Committee member receives an annual retainer of $5,750, with the Audit Committee Chair receiving an additional $7,500 for the responsibilities associated with serving as chair. Each Compensation Committee member receives an annual retainer of $5,000, with the Compensation Committee Chair receiving an additional $6,000 annual retainer for serving as chair.  Each Governance/Nominating Committee member and Finance and Planning Committee member receives an annual retainer of $5,000, with the chairs of these committees receiving an additional $5,000 annual retainer for the responsibilities associated with serving as committee chair.  If an ad hoc committee is established by the Board, the Compensation Committee will establish appropriate compensation for the ad hoc role.

All retainers for Board or committee roles are paid quarterly.  Each director is required to attend 75% of all scheduled Board and committee meetings for the committees of which they are members. If attendance is less than 75%, the director’s annual retainer will be reviewed and potentially adjusted by the Board.  Directors are also reimbursed for all travel expenses associated with meeting attendance.  Directors are eligible for matching charitable gift contributions through the HickoryTech Foundation, up to $1,000 in each Foundation fiscal year.

Directors who have served three consecutive Board terms or who leave the Board as the result of a change of control, are entitled to receive a $20,000 annual retainer for three years after they terminate their positions as Board members.  They also continue to be eligible for matching charitable gift contributions through the HickoryTech Foundation during this three year period.  These benefits are available to each director who was a director on the Board as of April 29, 2008.  Any director joining the Board after April 29, 2008 is not eligible for these benefits.

Because he is an employee of HickoryTech, Mr. Finke, our Chief Executive Officer and member of our Board of Directors, receives none of these fees or equity grants for his service as a member of the Board.

DIRECTOR COMPENSATION FOR 2010

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Robert D. Alton, Jr.	33,250	25,000	-	-	6,720	500(6)	65,470
Lyle T. Bosacker	38,875	25,000	-	-	-	-	63,875
James W. Bracke	52,500	25,000	-	-	6,720	-	84,220
Myrita P. Craig	38,500	25,000	-	-	-	750(6)	64,250
Diane L. Dewbrey	31,094	25,000	-	-	-	-	56,094
Lyle G. Jacobson	30,625	25,000	-	-	-	-	55,625
R. Wynn Kearney, Jr.	32,500	25,000	-	-	-	-	57,500
Starr J. Kirklin(7)	12,188	9,375	-	-	-	13,000(8)	34,563
Dale E. Parker	39,656	25,000	-	-	6,720	-	71,376

(1)
Mr. Finke, our President and Chief Executive Officer, also serves as a director and is not included in this table because he does not receive compensation for his service as a director.  The compensation received by Mr. Finke as an employee is shown on the Summary Compensation Table on page 23.

(2)
This column reflects all fees paid or payable in cash.  If a director has forgone cash payment of the annual retainer for compensation in the form of HickoryTech common stock, the amount is shown in the Fees Earned or Paid in Cash Column instead of the Stock Awards Column.  Mr. Bosacker and Mr. Jacobson have each elected to forgo the cash payment of the annual retainer for compensation in the form of HickoryTech common stock.

(3)	Reflects the aggregate grant date fair value of stock received in 2010, computed in accordance with FASB ASC Topic 718.

(4)
There were no stock option awards granted to directors in fiscal year 2010.  As of December 31, 2010, each director has the following number of options outstanding: Mr. Bosacker, 15,000; Mr. Bracke, 5,000; Ms. Craig, 15,000; Mr. Jacobson, 15,000; Mr. Kearney, 15,000; and Mr. Kirklin, 15,000.

(5)
Reflects the 2010 accrual for the Board retainer due to eligible directors when they leave the Board after serving three consecutive Board terms or, regardless of the length of service, after a change in control and related events concerning HickoryTech.

(6)
Directors may participate in the HickoryTech Foundation Matching Gift Program on the same terms as HickoryTech employees.  Under the Matching Gift Program the Foundation matches up to $1,000 a year in contributions by any full-time employee or director to approved charitable organizations.  The Foundation’s fiscal year runs from March through February.  The amounts shown reflect all matches made on behalf of the director through the HickoryTech Foundation Matching Gift Program.

(7)	Mr. Kirklin retired from the HickoryTech Board effective May 11, 2010.

(8)
The amount shown reflects the portion of the annual retainer that Mr. Kirklin is eligible for based on his retirement from the Board.  The amount shown also reflects a $500 match made through the HickoryTech Foundation Matching Gift Program on behalf of Mr. Kirklin.

In 2003, the Board of Directors approved and, in April 2008, subsequently revised stock ownership guidelines for all directors.  Guidelines require directors to own three times their annual retainer in HickoryTech stock.  The annual retainer amount is divided by the share price as of a specific date to determine the number of shares to be owned.  Share guidelines require directors to own 7,309 shares of HickoryTech stock (three times the April 30, 2008 annual retainer ($60,000) divided by the April 30, 2008 stock price of $8.21) within three years of April 30, 2008 or five years of joining the Board, whichever date is later.  Each director is currently in compliance with these guidelines or within the designated time period to achieve the ownership levels.

CORPORATE GOVERNANCE MATTERS

The Board Of Directors And Committees

During fiscal year 2010, our Board of Directors held seven meetings.  All of the meetings were regularly scheduled.  We have four Board committees.  Each director attended at least 75% of the Board meetings and committee meetings for their assigned committees.  It is HickoryTech’s philosophy that all directors participate in the Annual Shareholder Meeting and all directors attended the Annual Meeting held May 12, 2010.

The Board of Directors maintains that having an independent director serve as Chair of the Board, separate from HickoryTech’s CEO position, is an effective and efficient leadership structure for the Company and demonstrates our commitment to good corporate governance.  This structure ensures a greater role for the independent directors in the oversight of the Company.

The Board is actively involved in the oversight of risks that could affect the Company.  This oversight is conducted primarily through committees of the Board, but the full Board has retained responsibility for general oversight of risks, with review of certain areas being conducted by the relevant Board committees.  Full reports are provided by each committee Chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.  Management reporting processes also help enable Board risk oversight and are designed to provide visibility with the identification, assessment and management of critical risks and management’s risk mitigation strategies.  These include competitive, economic, operational, financial, regulatory, legal compliance, political and other risks.

Our Board has determined, based on written questionnaires and inquiry that, with the exception of Mr. Finke, our CEO, each of our directors is “independent” under applicable rules.  Except for Mr. Finke and Mr. Alton, no director identified any dealings between the director, members of the director’s family, or any controlled entity and HickoryTech, other than dealings in the director’s capacity as such.  In considering Mr. Alton’s independence, the Board considered (1) his prior services as an officer, and (2) the Supplemental Retirement Account, retiree health care benefit and a small telephone concession benefit we maintain on his behalf as a former officer.  Because Mr. Alton’s service as an officer terminated more than eight years ago and the continuing retirement benefits he receives were not believed significant, the Board concluded that Mr. Alton is independent.

During 2010, the Audit Committee consisted of Messrs. Bosacker (Chair), Alton and Ms. Dewbrey, each of whom is an independent director within the meaning of the requirements of the NASDAQ Stock Market applicable to Audit Committees.  The Audit Committee reviews the internal controls of HickoryTech and its financial reporting and meets with the independent auditors on these matters.  The Audit Committee is responsible for the review of all interested party transactions and, although it does not have written policies as to the standards of approval consistent with the fiduciary obligations by which it is bound, approves only those transactions that it believes are in the best interests of the corporation and on terms at least as favorable as could be obtained from unaffiliated parties.  The Audit Committee has the sole authority to appoint, review and discharge HickoryTech’s independent auditors.  Our Board has determined that Mr. Alton is an Audit Committee financial expert as defined under applicable SEC rules.  The Board adopted and approved a written charter for the Audit Committee, a copy of which can be found on the Company’s website, www.hickorytech.com.  This Committee held five meetings in 2010.  Beginning January 1, 2011, the Audit Committee consists of Messrs. Bosacker (Chair), Alton and Kearney and Ms. Dewbrey, each of whom is an independent director within the meaning of the requirements of the NASDAQ Stock Market applicable to Audit Committees.

The Compensation Committee consists of Ms. Craig (Chair), Ms. Dewbrey and Messrs. Jacobson and Kearney, each of whom is an independent director under applicable NASDAQ rules.  The Compensation Committee is responsible for determining the compensation for executive officers and directors, and assessing the effectiveness and risk exposure of the compensation programs.  The Compensation Committee makes recommendations to the Board regarding compensation for executive management and directors of HickoryTech.  The Board adopted and approved a written charter for the Compensation Committee, a copy which can be found on the Company’s website at www.hickorytech.com.  This Committee held six meetings in 2010.

The Governance/Nominating Committee, which consisted of Messrs. Bracke (Chair), Parker, Jacobson and Kearney, held five meetings in 2010.  This Committee’s objective is to maintain a strong Board for HickoryTech, to ensure appropriate governance practices and to make recommendations on Board Committee assignments and candidates for directorship.  Beginning January 1, 2011, the Governance/Nominating Committee consists of Messrs. Parker (Chair), Bracke and Jacobson and Ms. Dewbrey.

The Finance and Planning Committee, consisted of Messrs. Parker (Chair), Alton and Bosacker and Ms. Craig in 2010, and has an objective to review operational financial processes and results, to evaluate risks and ensure the maximization of the financial resources of HickoryTech.  The Finance and Planning Committee held three meetings in 2010.  Beginning January 1, 2011, the Finance and Planning Committee consists of Messrs. Bracke (Chair), Alton and Bosacker and Ms. Craig.

HickoryTech has had an annual Board evaluation process in place since 2004.  This system is periodically reviewed and enhancements are made to the process as applicable.  We continue to monitor and evaluate Board effectiveness to maintain and improve our governance and Board practices.

Nominations

The Governance/Nominating Committee, composed entirely of directors who qualify as independent under applicable NASDAQ rules, is the standing Committee responsible for determining the slate of director nominees for election by shareholders, which the Committee recommends for consideration by the Board.  The Committee has adopted a written Governance/Nominating Committee Charter, a copy of which can be found on the Company’s website at www.hickorytech.com.  Any director elected to fill a vacancy shall have the same remaining term as that of such director’s predecessor.  Vacancies on the Board of Directors resulting from the death, resignation, removal, or disqualification of the director may be filled by the affirmative vote of a majority of the remaining members of the Board.

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  Although the Board does not have a formal diversity policy, the objective of the Board is to reflect diversity including persons diverse in business background, gender and ethnicity.  The Governance/Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties with loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity, and experience with a high level of responsibility within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and communication technologies.  In general, candidates who hold an established executive level position in business, finance, strategic planning, or communications will be preferred. The Governance/Nominating Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Governance/Nominating Committee also takes into consideration their prior HickoryTech Board contributions, performance, and meeting participation.  The Governance/Nominating Committee may use paid third parties to help identify nominees, to conduct appropriate background checks, and to verify credentials of nominees.

The Governance/Nominating Committee will consider qualified candidates submitted by our shareholders for possible nomination.  If you wish to make such a submission, you should send the following information to the Governance/Nominating Committee c/o Corporate Secretary at the address listed in the following section, “Shareholder Communications With Board”:  (1) name of the candidate, a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder, including the number of shares currently held.

The Governance/Nominating Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), the Governance/Nominating Committee may invite those who appear best suited to meet our needs to participate in a series of interviews that will be used as a further means of evaluating potential candidates.

On the basis of information learned during this process, the Governance/Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting.  The Governance/Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted through this process to our Governance/Nominating Committee in conjunction with the Annual Meeting to be held in 2011.  Any shareholders desiring to present nominations for consideration by the Governance/Nominating Committee prior to the Annual Meeting held in 2012, must do so by January 18, 2012 in order to provide adequate time to duly consider the nominee and comply with our by-laws.

Shareholder Communications With Board

The Board of Directors has implemented a process by which our shareholders may send written communications to the Board’s attention.  Any shareholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the HickoryTech Board of Directors, c/o HickoryTech Corporate Secretary, David A. Christensen, HickoryTech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248.  The Corporate Secretary has been instructed by the Board to promptly forward all communications so received to the full Board or the individual Board member(s) specifically addressed in the communication.

SECURITY OWNERSHIP

No shareholder held more than 5% of our common stock as of February 28, 2011.  Directors, nominees and the executive officers of HickoryTech named under the “Summary Compensation Table” own the following shares of common stock of HickoryTech as of February 28, 2011:

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(a)		Common Stock
Robert D. Alton, Jr.	71,935		*
Lyle T. Bosacker	428,986	(b)(c)	3.2%
James W. Bracke	22,575	(c)	*
Myrita P. Craig	25,184	(c)	*
Diane L. Dewbrey	5,814		*
John W. Finke	158,813	(c)(d)(e)(f)	1.2%
Lyle G. Jacobson	62,556	(c)(g)	*
R. Wynn Kearney, Jr.	131,431	(c)(h)	1.0%
Dale E. Parker	13,460		*
David A. Christensen	116,633	(c)(d)(e)	*
Damon D. Dutz	24,449	(c)(e)	*
Lane C. Nordquist	73,000	(c)(d)(e)	*
Walter A. Prahl	26,391	(e)

All of the above and other executive officers as a group (14 persons)	1,247,876	(i)	9.2%

 * Less than 1%

(a)	Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

(b)	Includes 263,253 shares held by Mr. Bosacker’s spouse.

(c)
Includes shares which may be acquired within 60 days after February 28, 2011 through the exercise of stock options as follows:  Mr. Bosacker, 10,000; Mr. Bracke, 5,000; Ms. Craig, 10,000; Mr. Finke, 71,500; Mr. Jacobson, 10,000; Mr. Kearney, 10,000; Mr. Christensen, 39,000; Mr. Dutz, 5,800 and Mr. Nordquist, 38,000.

(d)	Includes shares held in a trust under the long-term portion of HickoryTech’s Executive Incentive Plan as follows: Mr. Christensen, 28,345; Mr. Finke, 12,502; and Mr. Nordquist, 5,974.

(e)	Includes restricted shares of HickoryTech stock as follows: Mr. Finke, 40,349; Mr. Christensen, 12,103; Mr. Dutz, 12,103; Mr. Nordquist, 12,103; and Mr. Prahl, 12,103.

(f)	Includes 34,462 shares held by Mr. Finke’s spouse.

(g)	Includes 19,764 shares held by Mr. Jacobson’s spouse.

(h)	Includes 45,000 shares held in a profit sharing trust, 12,783 shares held in a family foundation, and 14,320 held in a trust for Mr. Kearney’s children.

(i)
Includes all shares owned by all 14 persons: (1) 55,645 shares held in a trust for the benefit of executive officers pursuant to the long-term portion of HickoryTech’s Executive Incentive Plan; (2) 45,000 shares held in a profit sharing trust; (3) 12,783 shares held in a family foundation; (4) 14,320 held in a child’s trust; (5) 317,479 shares held by spouse of a director or executive officer; (6) 199,300 shares which may be acquired within 60 days after February 28, 2010, through the exercise of stock options and (7) 46,854 restricted shares that were awarded March 5, 2010 and 51,992 restricted shares that were awarded March 4, 2011.

OTHER EXECUTIVE OFFICERS

In addition to Mr. Finke, the executive officers of HickoryTech are as follows:

DAVID A. CHRISTENSEN, age 58, has served as a Senior Vice President since 2005 and as our CFO and Treasurer since 1986, initially joining the Company as our Controller in 1979.  He also has served as our Corporate Secretary since 1993.  Mr. Christensen received his Certified Public Accountant (CPA) license and, prior to joining HickoryTech, was a CPA for KPMG LLP, an audit, tax and advisory firm.

DAMON D. DUTZ, age 62, has served as a Vice President since 2006 and has served as President of our Consumer and Network Solutions Division since September 2007, as President of our Consumer Solutions Division from February 2006 through August 2007, and as the Director of Operations for our Telephone Operations Sector from June 2000 to February 2006.  Prior to joining HickoryTech, Mr. Dutz held numerous operations and management positions with GTE Telephone Operations.  GTE was a provider of telecommunication services.

MARY T. JACOBS, age 53, has served as a Vice President since 1996, as our Vice President of Human Resources since 1998, and as our Director of Human Resources from 1993 to 1997.  Prior to joining HickoryTech, Ms. Jacobs was Director of Human Resources for a division of International Multifoods, a food service company.

LANE C. NORDQUIST, age 60, has served as our Chief Information Officer since 2010 and has served as a Vice President and as the President of our Information Solutions Division since joining the Company in 2000.  Prior to joining HickoryTech, Mr. Nordquist worked for Select Comfort Corporation from 1996 to 2000 as its Vice President and Chief Information Officer.  Select Comfort Corporation is a bedding manufacturer.

WALTER A. PRAHL, age 57, has served as a Vice President since 2006, as President of our Business and Wholesale Solutions Division since 2010, as President of our Wholesale Solutions and Business Development Division from 2007 to 2010, and as President of our Transport Solutions Division from 2005 to 2007.  Mr. Prahl worked for ALLETE from 1977 to 2005 and was in the position of Chief Operating Officer of Enventis Telecom when we acquired that company in 2005.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

It is our objective to maintain a compensation structure that will attract and retain highly qualified executives, and motivate them to achieve strong results.  Executives will be compensated at a competitive level, using as a guideline, market compensation data for similarly situated executives at companies of a comparable size, especially those companies in our industry.

Our compensation program is a combination of base pay and pay at risk.  It emphasizes pay for performance and compensation is dependent upon achievement of corporate objectives, as well as individual performance.  Our compensation program is intended to reward performance which drives successful Company results, enhance a culture that is team focused, and reward both individual success and the success of the overall organization, while considering shareholder return.

The Compensation Committee and Board believe that the compensation packages for executive officers should consist of three principal components:

▪	Annual base salary
▪	Annual incentive, earned in cash and dependent on the Company’s annual financial performance
▪	Long-term incentive compensation focusing on the Company’s long-term strategic objectives, currently provided in the form of restricted stock.

The Committee considers multiple factors when determining the total at-target compensation (the sum of base salary, annual incentive and long-term compensation) for each position.  The Committee uses market compensation data for similarly situated executives at competitive companies as a guideline in determining compensation, and generally looks at the median of the market as the guideline for all aspects of compensation; however, there will be variance from these guidelines based upon the role of the position within our organization and the executive’s experience and performance in achieving objectives.

On average, 60% of the compensation provided to our CEO is performance based, and for our other named executive officers, 50% of their compensation is performance based.  The combination of base salary, annual incentives and long-term incentive programs provide a balance and encourage executives to remain focused on both the short and long-term operational and financial goals of the Company which are aligned with the interests of our shareholders.

The Compensation Committee evaluates the competitive levels of compensation for the CEO and other executives.  The Committee hires an external compensation consultant at least once every three years to assist in reviewing the external marketplace and ensuring that the Company maintains its ability to attract and retain superior employees in key positions.

Administration of Our Compensation Program—Role of Compensation Committee

Our Compensation Committee is responsible for establishing and implementing the compensation program for executives.  During 2010, each member of the Compensation Committee was an independent director within the meaning of the listing requirements of the NASDAQ Stock Market.  The Committee ensures that the total at-target compensation established for the executive team is fair, reasonable and competitive.

The Compensation Committee annually considers and approves the base salary for our executive officers and recommends to the Board, for its approval, the financial performance objectives under our annual incentive plan, referred to as the Executive Incentive Plan.  The Compensation Committee also administers our Long-Term Executive Incentive Program, which provides compensation for achievement of longer term strategic goals and they approve, and recommend to the Board for its approval, the grant of any discretionary equity-based benefits such as stock grants or stock options.  The Compensation Committee retains the discretion to recommend to the Board special compensation treatment beyond the compensation plans outlined if they determine appropriate.

Our full Board, without the participation of our executive officers who may be Board members, has authority to approve the financial performance objectives and any payouts under both our annual Executive Incentive Plan and the Long-Term Executive Incentive Program.

Our President/CEO annually reviews the performance of the executives and provides a recommendation to the Compensation Committee for the annual base salary levels of our executives.  The Compensation Committee considers the recommendation of the President/CEO in determining the salary levels of executives, together with other statistical and competitive information.  Our President/CEO does not, however, make a recommendation regarding his own compensation or participate in the executive session of the Compensation Committee at which his own salary level is approved.

We conduct a survey of peer and similarly sized companies not less than once every three years to provide market compensation data for our compensation decisions and to make certain our compensation programs are not inconsistent with market focus.  In 2009, the Compensation Committee hired an external compensation consultant, Sibson Consulting, a division of the Segal Company, to assist in reviewing the market data and to make recommendations for the competitiveness and integrity of our executive compensation programs.  The Compensation Committee made the decision to contract with Sibson Consulting, and the consultant reported directly to the Compensation Committee for this study.  The consultant provided the Committee with relevant executive compensation trends along with market data on total compensation, base salary, annual and long-term incentives, and perquisites, as well as competitive information on change of control agreements.  The Committee considers input from the compensation study as one component in determining the executive compensation plans.  Our Compensation Committee considered information from the compensation consultant, which was derived from both published surveys and available proxy data for peer companies, to formalize its recommendation on the executive compensation structure.  For the 2009 compensation review, the peer group consisted of 12 companies.  The companies were selected based on revenue size, industry and comparable business lines and business complexity.  The peer group consisted of:

•	8x8
•	Alaska Communications Systems
•	CBeyond
•	Cogent Communications Group
•	Consolidated Communications Holdings
•	Iowa Telecommunication Services
•	Knology
•	New Ulm Telecom
•	Otelco
•	Shenandoah Telecommunications
•	SureWest Communications
•	Warwick Valley Telephone

Executive Compensation Components

We provide executives with a compensation package consisting of base salary and both short and long-term incentives, or at-risk compensation, which are payable in cash and stock based awards.  Our annual executive incentive compensation is based on our Executive Incentive Plan and our Compensation Committee and Board establish financial goals under this plan annually.  Our longer-term executive incentive compensation is through our Long-Term Executive Incentive Program, which is tied to HickoryTech’s overall long-term strategic objectives.

The 2009 review of our executive compensation programs completed in conjunction with the external consultant validated the structure of our current executive programs.  However, the review noted that actual at-target compensation currently being paid to our executives fell below market, primarily due to our executives’ base salaries continuing to be below market rates, along with lower at-target compensation under the Long-Term Executive Incentive Program.

Base Salary.  Adjustments to base salary are considered by the Committee annually.  When determining base salary increases, the performance of the individual as well as the performance of HickoryTech is considered, along with the competitiveness of the base salary and internal equity.  Base salary increases for the President/CEO are recommended by the Compensation Committee and approved by the Board.  Our President/CEO reviews the performance of the other executives and provides a recommendation for base salary increases to the Compensation Committee for their review and approval.

In addition, base salaries and total compensation are reviewed at the time of promotion.  When determining increases to base salaries due to promotion, the change in responsibilities, the market compensation of the position, the competitiveness of the compensation and internal equity are considered.

In the 2009 executive compensation review, the Compensation Committee, with the assistance of the external compensation consultant, reviewed the level of executive base salaries and the competitive market information.  As a result of the analysis they made slight adjustments to the ranges for base salary for each executive position, using the median for comparable positions as a guideline.  The established salary ranges are reviewed annually and may be adjusted based on published market data related to salary structure movement for similarly situated companies.  These ranges are used as guidelines and are one aspect of what the Committee considers when determining base salary compensation treatment for executives.

Although the salary ranges established for executives were competitive to market, a number of the executives’ current base salaries were not yet at the minimum of the range for their position.  After discussions, the Committee established the philosophy that executive base salaries should be at least at the minimum of the salary range for their position.  The philosophy of paying no less than the minimum of the market-based base salary range is a consistent philosophy throughout the HickoryTech organization, but had not been previously applied to executive compensation due to the Board’s previous philosophy of having a larger percentage of executive compensation at risk compared to the competitive market.  In April 2010, the executives received an adjustment to their base salary.  From January 2009 through March 2010, the executives were under a wage freeze, as part of cost control methods undertaken in 2009.  In April 2010, any executive not currently at the minimum of their salary range was moved to that level.  The Committee further recommended that more aggressive salary treatment continue in future years until the executive’s base salary is at a position in their salary range reflective of their experience in the role.  All salary treatment will be dependent upon performance of the executive and budgetary considerations.  The Board approved this philosophy and approach.

The Compensation Committee reviewed the performance of John Finke, our President and CEO, the performance of the Company and the salary range for his position and, based on that review, they recommended and the Board approved a 3% increase to Mr. Finke’s base salary.  This increase was effective April 1, 2010.  In addition, our President/CEO reviewed the performance of the executives on his team, and recommended to the Compensation Committee, base salary increases for this team.  These increases represented a merit increase based on performance and, for those executives whose base salaries were not already at the minimum of the salary range for their position, the increases also included a percentage increase to bring their base salary to at least the minimum of the salary range for their position.  Mr. Christensen, our CFO received a 6.5% increase; Mr. Dutz, President of our Consumer and Network Solutions Division, received a 10% increase; Mr. Prahl, President of our Business and Wholesale Solutions Division, received a 10% increase; and Mr. Nordquist, President of our Information Solutions Division, received a 2% increase.  All these increases were effective April 1, 2010.

In addition, Mr. Prahl received a base salary increase of 6% on August 9, 2010, based on assuming additional responsibilities associated with a company restructuring, taking on responsibilities for leadership of all the Company’s business-to-business sales efforts.

Performance-Based Incentive Compensation.  To motivate executives to achieve the Company’s business goals and reward them for achieving those goals, a portion of each executive’s compensation is performance based and at risk.  These at-risk incentive components include the Executive Incentive Plan (EIP), which is an annual cash based incentive plan, and the Long-Term Executive Incentive Program (LTEIP), which is a multi-year stock based program implemented under our 1993 Stock Award Plan.

Both the annual and the long-term incentive plans were reviewed as part of the 2009 executive compensation study completed in conjunction with an external consultant.  The provisions for the annual incentive plan, the EIP, were determined to be sound and the at-target ranges were within market rates.  The provisions for the LTEIP were also determined to be well founded; however, the at-target ranges for some of the executive positions were below market rates.

Annual Incentive—The Executive Incentive Plan (EIP).

The Committee recommended, and the Board approved, retaining the current plan provisions of the EIP and the at-target ranges.

Each executive is eligible to participate in the EIP, which provides them an opportunity to earn a cash incentive payment if the pre-established annual financial objectives are met.  Each executive has a targeted payout, which is expressed as a percentage of the executive’s base salary.  This is multiplied by the level of achievement of the weighted objectives established under the plan to determine the payout. Mr. Finke has an at-target incentive opportunity of 60% of his base salary.  Mr. Christensen, our Chief Financial Officer, and the Presidents of our business units have an at-target opportunity of 52.5% of their base salary.

The EIP has a threshold that must be met prior to any payouts being made under the plan.  For 2010, the threshold was based on Adjusted Cash Flow.  Our definition of Adjusted Cash Flow was simplified in 2010, and is now calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for the cash impacts of capital expenditures.  (See Non-GAAP Reconciliation Section on page 20).  Previously the impacts of interest, minimal principal repayment on indebtedness and taxes were also considered in the calculation. For 2010, the EIP threshold of 75% of the net budgeted adjusted cash flow was obtained and incentive payments were earned.  In prior years, this threshold was 50% of Adjusted Cash Flow versus 75%, but as a result of the revised Adjusted Cash Flow calculation, the plan opener threshold was increased from 50% to 75% for 2010.  Additionally, for 2010 the Committee and Board considered the key areas of focus necessary to achieve the Company’s strategy and established the EIP objectives and weightings.  Each objective was weighted to reflect the critical financial focus areas for the year.  After the threshold was met, the achievement for each objective was used to calculate the payout under the plan.  At least 85% of an individual financial objective has to be achieved in order to earn any payout under a specific objective.  If actual results achieved are lower than the pre-established objective, any awards earned are reduced 3% for each 1% the actual result is less than the objective, from the 85% to 100% achievement level. Objectives that are achieved at-target receive 100% of the award.  For any achievement over 100% of the objective, the payment is increased 3% for each 1% the actual results exceed the target, with a maximum 200% payout under each objective except for EBITDA.  The EBITDA objective has a different multiplier.  If the actual EBITDA results achieved exceed the objective by more than 101%, payment will be increased by 10% for every 1% actual results exceed the objective up to the 200% maximum payout.  EBITDA is a key financial measure for our Company and this payout structure helps ensure that this objective receives the necessary focus.  It is a stretch objective that can still be achieved above 100% with extraordinary effort.

The President/CEO and executives all share the same EIP objectives and weightings, although their at-target bonus amounts vary dependent on their position.  In order to achieve the strongest results, our executives must work together as one team, supporting each others’ work groups.  Therefore, the Committee recommended and the Board approved, one set of objectives shared by the President/CEO and all other executives.  In 2010 there were payouts earned under the EIP.  The plan threshold of Adjusted Cash Flow was met and the pre-established financial objectives were all achieved above the 85% minimum level, and therefore, incentive awards were made to the President/CEO and all executives under the EIP.

The 2010 EIP objectives, weightings, results and awards earned are reflected in the following table.

	Net Income	EBITDA	Revenue
Weighting	20%	45%	35%
Objective	$9,241,136	$43,574,552	$158,841,168
Result	$12,094,000	$43,063,000	$162,247,000
% of Achievement	130.9%	98.8%	102.1%
Payout %	192.7%	96.4%	106.3%

Long-Term Incentive—Long-Term Executive Incentive Program (LTEIP).

The LTEIP has a longer term focus than the annual incentive plan.  It is designed to drive shareholder value through alignment of executive pay with corporate strategic goals.  It supports alignment between executive actions and HickoryTech’s long-term strategic plan.  It also encourages retention of executives through a vesting period for the shares issued under the LTEIP.

Under this program, executives can earn shares of our common stock based on achievement of pre-established objectives over a two or three-year period called the Program Period.  Our Compensation Committee has established an at-target payout range of shares possible for payout for each executive position, based on competitive compensation data and the role of the executive.  The Committee analyzes the Company’s strategic plan and from that determines the LTEIP objectives for each Program Period.  These objectives are recommended to the full Board, along with the length for each Program Period.  A Program Period can be established for two or three years and multiple Program Periods can overlap.

Any shares earned under the program are issued in the executive’s name and entitle the executive to dividends and voting rights for these shares, but are “restricted stock” and are subject to forfeiture back to HickoryTech if the executive leaves our employ before the shares vest.  Half of the shares vest 30 days after they are awarded and the remainder vest 12 months after the award date, with certain payout provisions in the event of the retirement, death or disability of an executive who has been in the Program Period for one year.  If at the time of retirement, death, or disability, the participant has been in the Program Period for less than one year following its initiation, the Board has the sole discretion to grant a pro-rated payout earned under the Program Period to such participant under the program.

Shares are earned at the close of the Program Period, based on achievement of pre-established objectives.  An award is earned if an objective is achieved at the threshold level of 75%.  The threshold award is 75% of the at-target award.  If the objective is achieved at less than a 75% level, no award is earned.  If at-target performance is achieved, a 100% award is earned and if 125% or higher level of achievement is obtained, the maximum of 125% of the award is earned, using linear interpolation between all the performance levels.

Each executive position has an at-target award range which can be earned under the program.  The range has a threshold, at-target, and maximum payout which can be earned by each executive.  Our Compensation Committee establishes the objectives for the Program Period and these are approved by the Board.  Each objective is weighted based on its importance to the organization in that specific Program Period, and each executive under the program has the same objectives with the same weightings, to support the concept of operating as one team.  For Program Periods initiated between 2007 and 2009, the at-target potential value of the award for a participant is converted to shares by dividing the at-target award value by the share price at the initiation of the Program Period.  If the stock price increases, the value of the award to the executive increases.  If the stock price decreases, the value of the award to the executive decreases.  For Program Periods initiated from 2010 forward, the practice of converting the potential value of the award into shares at the beginning of the Program Period has been discontinued and the at-target range will be expressed in dollars until the time the award is granted.  This change eliminates the need for quarterly adjustments to the accrual in the Company’s financial statements based on share price fluctuations.

As part of the 2009 executive compensation review with the external consultant, the competitiveness of the overall LTEIP was evaluated, including the plan provisions and the at-target award range.  The provisions of the LTEIP were determined to be effectively aligned to support the Company’s goals; however, the at-target award ranges were found to be below market level.  The Committee recommended, and the Board approved, increased at-target ranges for the Program Periods initiated in 2010 and forward.  It was determined that no changes would be made to the ranges for the existing Program Periods (2008-2010 and 2009-2011) as it has been the philosophy of the Committee not to revise at-target ranges for existing Program Periods.

2008-2010 LTEIP Program Period
The Board authorized a three-year LTEIP Program Period beginning in January 2008 and ending in December 2010 (2008-2010) that will pay equity incentives based on achievement of two objectives: cumulative HickoryTech revenues over the three-year period (weighted at 50%), and an enterprise value measure based on a multiple of EBITDA as of December 31, 2010 (weighted at 50%).

The at-target award range for the 2008-2010 Program Period is disclosed in the table on page 18.  This range of shares was determined by dividing the dollar value of the at-target potential award by the fair market value of the stock on the date of the Program Period initiation.  For the President/CEO position, the at-target award value of $200,000 was divided by $9.21, which was the fair market value of the stock at the initiation of the Program Period on January 1, 2008.  Due to the low trading volume characteristic of our stock, all of our stock plans calculate the fair market value of our stock by using a five-day average.  This method, outlined in the 1993 Stock Award Plan, was used to determine the $9.21 stock price.

2008-2010 LTEIP Program Period - Objectives & Results

Objective	Weighting	Percentage of Achievement	Percentage of Payout
Achieve the Cumulative Revenue Objective of $487,225,000	50%	93.29%	93.29%
Achieve an Enterprise Value of Operating Entities, of $310,610,000	50%	102.2%	102.2%

2008-2010 LTEIP Program Period - At-Target Ranges
	Threshold	At-Target	Maximum	Actual Payout
John Finke, President/CEO	16,286 shares	21,715 shares	27,144 shares	21,224 shares
David Christensen, Chief Financial Officer	4,885 shares	6,514 shares	8,143 shares	6,366 shares
Damon Dutz, Lane Nordquist, Walter Prahl, Business Unit Presidents	4,885 shares	6,514 shares	8,143 shares	6,366 shares

2009-2011 LTEIP Program Period
In early 2009, the Board authorized a three-year LTEIP Program Period beginning in 2009 and ending December 31, 2011 (2009-2011).  There are two objectives under this Program Period: cumulative operating cash flow over the three-year period, defined as EBITDA less capital expenditures (75% weighting), and cumulative HickoryTech revenues over the three-year period (25% weighting).  In 2010 the Compensation Committee recommended and the Board approved excluding any impact of the Broadband Stimulus grant project from actual results for this Program Period based on the large capital expenditure requirements and the timing of the Broadband Stimulus grant.  For the 2009–2011 Program Period, the share range is disclosed in the following table in this section.  This range of shares was determined by dividing the dollar value of the at-target potential award by the fair market value of the stock on the date of initiation of the Program Period.  For the President/CEO the at-target award value of $200,000 was divided by $5.90, which was the fair market value of the shares at the initiation of the Program Period in January 1, 2009.  Due to low trading volume characteristic of our stock, all of our stock plans calculate the fair market value by using a five-day average.

The actual financial measures are not disclosed due to the competitive nature of the information.  At this time, the objectives are considered obtainable, but aggressive.  Based on historical performance, although attainment of the performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance.  As a comparison point, under the 2007-2009 Performance Period, the overall revenue objective did not earn a payout and the overall net income objective was achieved at the maximum level, and for the 2008-2010 Program Period the cumulative revenue objective was achieved at over 90% and the enterprise value objective was achieved at slightly higher than 100%.  The three-year cumulative feature of the objective in this Program Period, the success of the Company’s business strategy and the timing of the continuing recovery of the economy will potentially impact the actual results.

2009-2011 LTEIP Program Period - At-Target Ranges
	Threshold	At-Target	Maximum
John Finke, President/CEO	25,424 shares	33,898 shares	42,373 shares
David Christensen, Chief Financial Officer	7,627 shares	10,169 shares	12,711 shares
Damon Dutz, Lane Nordquist, Walter Prahl, Business Unit Presidents	7,627 shares	10,169 shares	12,711 shares

2010-2012 LTEIP Program Period
In early 2010, the Board authorized a three-year LTEIP Program Period beginning in 2010 and ending December 31, 2012 (2010-2012).  There was one objective established under this Program Period: total shareholder value (See Non-GAAP definitions on page 20).  For the 2010-2012 Program Period, the at-target range is disclosed in the table on page 19.  This reflects the enhanced at-target ranges for each position, as established during the 2009 executive compensation review.

The actual financial measures are not disclosed due to the competitive nature of the information.  At this time, the objectives are considered obtainable, but aggressive.  Based on historical performance, although attainment of the performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance.  As a comparison point, under the 2007-2009 Performance Period, the overall revenue objective did not earn a payout and the overall net income objective was achieved at the maximum level; and for the 2008-2010 Program Period the cumulative revenue objective was achieved at over 90% and the enterprise value objective was achieved at slightly higher than 100%.  The three-year cumulative feature of the objective in this Program Period, the success of the Company's business strategy and the timing of the continuing recovery of the economy will potentially impact the actual results.

2010-2012 LTEIP Program Period - At-Target Ranges
	Threshold	At-Target	Maximum
John Finke, President/CEO	$225,000	$300,000	$375,000
David Christensen, Chief Financial Officer	$63,750	$85,000	$106,250
Damon Dutz, Walt Prahl, Business Unit Presidents	$56,250	$75,000	$93,750
Lane Nordquist, Business Unit President	$48,750	$65,000	$81,250

The estimated payouts for the LTEIP 2010-2012 Program Period are outlined in the Grants of Plan-Based awards table on page 24.

Non-GAAP Reconciliation

Some of our executive incentive plans have financial objectives associated with them that are not standard GAAP measurements.  These non-GAAP measurements are defined and reconciled to our financial statements below for purposes of a sample calculation.

1.  EBITDA
     Dollars in Thousands
2010
Net Income (a GAAP measure)	$12,094
Add:
Income tax	$4,033
Interest expense	$4,914
Depreciation	$21,665
Amortization	$357
EBITDA as defined in our compensation plan	$43,063

2.  Adjusted Cash Flow as defined for the 2010 Executive Incentive Plan (EIP)
 Dollars in Thousands

Adjusted Cash Flow	2010
EBITDA as defined in our compensation plan (table above)	$43,063
Subtract:
Capital Expenditure (additions to property, plant & equipment)	$(22,888)
Adjusted Cash Flow as defined in our 2010 compensation plan	$20,175

3.  Total Shareholder Value as defined for the LTEIP 2010-2012 Program Period
The LTEIP Plan which runs from 2010 through 2012 uses one objective which measures an estimate of Company Shareholder Value over time.  For this estimate, the Operating Cash Flow and the Company Debt are used as key components of Shareholder Value.  The Company uses Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as a measure of the Operating Cash Flow, and it uses the distinct EBITDA coming from each of its three major product lines: Telecom, Business Equipment and Services, and Business Fiber and Data, along with varying weighting factors on each product line, in making its goal, and measuring actual achievement for this objective.  The Company feels that this method closely emulates our industry Shareholder Value calculations, and properly motivates management to improve Company Shareholder Value in ways which benefit long-term best interests of the shareholder.

4.  Enterprise Value as defined for the LTEIP 2008-2010 Program Period
The goal in this objective was Enterprise Value at the end of 2010 of $310.6 million.  The 2010 Enterprise Value objective was based on $44.0 million of EBITDA from our three product lines, before Corporate overhead, with certain weightings applied to the three product line EBITDA’s.  The actual result was 2010 Enterprise Value of $317.3 million, representing achievement of this objective of 102.2%.  The actual result was based on using the same product line weightings as used in the goal.  The Company’s calculations of Enterprise Value are only estimates, and are based on our observations of events which take place in our industry.

Enterprise Value Dollars in Millions				Enterprise Value Dollars in Millions
	Planned 2010 EBITDA	Weighting	Extension		Actual 2010 EBITDA	Weighting	Extension
Telecom	$29.4	7	$205.8	Telecom	$27.2	7	$190.4
Equipment Product Line	$4.3	4	$17.2	Equipment Product Line	$2.6	4	$10.4
Fiber & Data Product Line	$10.3	8.5	$87.6	Fiber & Data Product Line	$13.7	8.5	$116.5
Total	$44.0		$310.6	Total	$43.5		$317.3

Stock Options

We currently do not have an ongoing program to grant stock options to executives and do not have a written grant policy.  Stock options can be awarded to executives based on unique circumstances if recommended by the Compensation Committee and approved by the Board.  Any shares for stock options issued are from the 1993 Stock Award Plan and vest equally over three years.  The Committee has not chosen to grant stock options since 2006.

Executive Compensation Deferral Program

Annually, executives have the opportunity to voluntarily defer a portion of their base compensation or their annual incentive payment for the upcoming year.  Under our Executive Compensation Deferral Program, if an executive officer elects to defer compensation, it is maintained in a book account subject to creditors.  Interest is credited to the account quarterly.  The interest rate for this program is equal to a ten-year Treasury yield rate as established at the beginning of the calendar year.  The minimum interest rate that can be earned is 4% and the maximum interest rate is 12%.  The balance in the account can only be received when the participant terminates from the Company and it is paid in five equal annual installments after termination.  All payments will be made in accordance with Section 409A of the Internal Revenue Code.

In 2010, Mr. Finke chose to voluntarily defer $2,000 of base compensation each two-week pay period.

Under a former compensation plan, we contributed shares earned to a Rabbi Trust for the benefit of some of our named executives.  Shares continue to be held by this Rabbi Trust and an amount equal to dividends earned on those shares is contributed to the plan for the benefit of the executives.  With the exception of the additional shares representing the value of dividends, no contributions are made to this Trust by the executive or by us.  The executive is entitled to distribution of the shares in the Trust only upon termination of employment, and is paid in shares of HickoryTech stock in three equal annual installments following termination.  Messrs. Finke, Christensen and Nordquist have interests in the Rabbi Trust.

Employment and Retirement Benefits

In order to attract and retain employees and provide support in the event of illness or injury, we offer all employees, including our executives, medical and dental coverage, disability insurance, and life insurance.  All executives are entitled to participate in these plans under the same terms as the other HickoryTech employees.  We also support executive health by providing payment for an executive physical every two years. For Mr. Finke, as part of his promotion to President/CEO, we have also agreed to provide continued health coverage and life insurance after retirement.  These benefits are described under the caption, Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements on page 27 of this proxy.

We do not have a defined benefit plan for executives or employees, but instead encourage saving for retirement through our Retirement Savings Plan 401(k).  Employees, including our executives, may contribute up to 50% of their eligible compensation into the plan, and we match 100% of the first 6% of employee contributions.  All employee contributions and any matching Company contributions are fully vested upon contribution.

Under a previous plan, we established a supplemental retirement account for Mr. Christensen, our CFO, and we ceased further principal additions to that account in 1994.  As part of the compensation associated with Mr. Finke’s promotion to President/CEO, we established a supplemental retirement account to which we will contribute an amount equal to 10% of his salary annually for ten years beginning in 2007.  In 2010, $30,900 was contributed to Mr. Finke’s supplemental retirement account as per his Employment Agreement.  For both of these accounts, the account is credited with annual interest based on a ten-year Treasury yield rate as determined at the beginning of each calendar year.  The minimum interest rate is 4% and the maximum is 12%. The executive is entitled to distribution of the supplemental retirement account in five equal annual cash installments upon termination.

Severance and Change of Control Benefits

We entered into an employment agreement with Mr. Finke at the time of his promotion to President/CEO.  The employment agreement with Mr. Finke provides for severance benefits equal to 18 months salary in the event we terminate his employment without cause, or if he terminates for good reason, as defined in his Employment Agreement.  This is in exchange for a 24-month agreement not to compete.

In order to make certain our executives will continue to remain in our employ and remain focused on running the business and providing maximum value for shareholders, we have Change of Control Agreements with our executive officers.  These agreements provide that the executive will be paid between two and three times their annual compensation in the event the executive is terminated within three years after a change of control. These agreements are described in more detail under the caption Employment Contracts, Change Of Control Agreements, Severance Agreements and Other Agreements on page 27.

Perquisites and Other Personal Benefits

We do not provide substantial perquisites to executives, but instead limit perquisites to personal use of Company-provided vehicles, executive physicals, club memberships and a limited amount of reimbursement for legal fees associated with their positions.  Two of our executives, including Mr. Finke, have a Mankato area country club membership paid for by the Company.  Our Compensation Committee believes these limited perquisites are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior executives.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers, most recently during the 2009 executive compensation review.  This 2009 review with an outside consultant confirmed the current perquisites are reasonable and competitive.

Stock Ownership Guidelines

In 2002, the Compensation Committee recommended and the Board approved stock ownership guidelines for all executives.  These guidelines state that executive officers should own shares of HickoryTech stock with a value equal to 1.5 times their annual base salary and that the President/CEO should own shares of our stock equivalent to three times his annual base salary.  The guidelines outline that executives will have five years from the establishment of the guidelines or entry into their position to meet these guidelines.  Stock options are considered at 30% of their grant value for this calculation.  As of December 31, 2010, each executive officer is currently in compliance with these guidelines or is within the five-year time period to achieve the ownership levels.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation we paid to the persons serving as our Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers during the past three years.  We do not have any defined pension plans and, although we have a non-qualified deferred compensation plan, we do not pay or credit preferential earnings on contributions to that plan.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
John Finke President and Chief Executive Officer	2010 2009 2008	306,473 300,000 299,307		168,291 34,838		220,858 207,945 187,290	70,445(3) 62,108(3) 64,056(3)	766,067 570,053 585,491
David Christensen Senior Vice President, Chief Financial Officer, Secretary/Treasurer	2010 2009 2008	183,181 175,000 174,836		50,486 17,419		116,560 106,139 95,596	16,852(4) 17,263(4) 14,935(4)	367,079 298,402 302,786
Damon Dutz Corporate Vice President, President of Consumer & Network Solutions	2010 2009 2008	168,292 157,000 156,770		50,486		108,008 95,221 85,763	23,097(5) 19,223(5) 15,978(5)	349,883 271,444 258,511
Lane Nordquist Corporate Vice President, President of Information Solutions	2010 2009 2008	171,431 169,000 168,884		50,486 17,419		107,808 102,500 92,318	28,010(6) 24,841(6) 28,874(6)	357,735 296,341 307,495
Walter Prahl Corporate Vice President, President of Business & Wholesale Solutions	2010 2009 2008	172,055 157,000 156,837		50,486		114,449 95,221 85,763	17,345(7) 17,825(7) 18,097(7)	354,335 270,046 260,697

(1)	Reflects the aggregate grant date fair value of stock that vested in 2010 and 2008 computed in accordance with FASB ASC Topic 718.

(2)
For 2010, includes incentives earned in 2010 under the Executive Incentive Plan, but paid in 2011.  For 2009, includes incentives earned in 2009 under the Executive Incentive Plan, but paid in 2010.  For 2008, includes incentives earned in 2008 under the Executive Incentive Plan, but paid in 2009.

(3)
For 2010, includes a contribution in the amount of $30,900 to a Supplemental Retirement Account, matching contributions to HickoryTech’s 401(k) plan, personal use of a company provided vehicle, membership to a local country club, dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program, payment for an executive physical and premiums plus tax gross-up for life insurance benefit.  For 2009, includes a contribution in the amount of $30,000 to a Supplemental Retirement Account, matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle, membership to a local country club and premiums plus tax gross-up for life insurance benefit.  For 2008, includes a contribution in the amount of $30,000 to a Supplemental Retirement Account, matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle, membership to a local country club, premiums plus tax gross-up for life insurance benefit, dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program and payment for an executive physical.

(4)
For 2010, and 2008 includes matching contributions to HickoryTech’s 401(k) plan and dividends paid on unvested restricted shares of HickoryTech Stock earned under the Long-Term Executive Incentive Program.  For 2009, includes matching contributions to HickoryTech’s 401(k) plan and payment for an executive physical.

(5)
For 2010, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company-provided vehicle and dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program.  For 2009 and 2008, includes matching contributions to HickoryTech’s 401(k) plan and personal use of a Company-provided vehicle.

(6)
For 2010, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle, membership to a local country club and dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program.  For 2009, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle and membership to a local country club.  For 2008, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle, membership to a local country club, dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program and payment for an executive physical.

(7)
For 2010, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle and dividends paid on unvested restricted shares of HickoryTech Stock earned under the Long-Term Executive Incentive Program.  For 2009, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle and payment for an executive physical.  For 2008, includes a retention payment resulting from HickoryTech’s acquisition of Enventis, matching contributions to HickoryTech’s 401(k) plan and personal use of a Company-provided vehicle.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table shows awards that were granted during 2010 under non-equity and equity plans, including our Executive Incentive Plan and the Long-Term Executive Incentive Program, to the executives named in the Summary Compensation Table.  We did not grant any stock options or restricted stock independent of our Long-Term Executive Incentive Program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#) (shares)	Target (#) (shares)	Maximum (#) (shares)
John Finke	01-01-10 02-24-10	$101,970	$185,400	$370,800	23,535	31,380	39,225
David Christensen	01-01-10 02-24-10	$53,816	$97,847	$195,694	6,668	8,891	11,114
Damon Dutz	01-01-10 02-24-10	$49,867	$90,668	$181,335	5,883	7,845	9,806
Lane Nordquist	01-01-10 02-24-10	$49,775	$90,500	$180,999	5,099	6,799	8,498
Walter Prahl	01-01-10 02-24-10	$52,841	$96,075	$192,150	5,883	7,845	9,806

(1)  Represents potential payouts that could be earned under our Executive Incentive Plan for 2010.  Any payouts earned were paid in March 2011 and are shown on the Summary Compensation Table on page 23.

(2)  Represents potential payouts under the 2010-2012 Long-Term Executive Incentive Program.  Potential payout values equal the value of the potential award divided by the $9.56 closing price of our common stock on the NASDAQ Global Market on December 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END (1)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Payout Value of Shares That Have Not Vested ($)
John Finke	15,000 15,000 12,500 5,000 12,000 12,000		$6.95 $10.85 $11.68 $8.02 $13.16 $14.00	9/1/2016 2/16/2015 2/15/2014 2/15/2013 5/31/2012 5/31/2011	19,125(2) 21,224(4)	$182,835(3) $202,901(5)	33,898(6) 31,380(7)	$324,065(6) $300,000(7)
David Christensen	5,000 9,000 5,000 12,000 8,000		$10.85 $11.68 $8.02 $13.16 $14.00	2/16/2015 2/15/2014 2/15/2013 5/31/2012 5/31/2011	5,737(2) 6,366(4)	$54,846(3) $60,859(5)	10,169(6) 8,891(7)	$97,216(6) $85,000(7)
Damon Dutz	1,500 1,500 1,300 1,500		$10.76 $11.80 $10.22 $16.98	12/01/2014 12/23/2013 12/02/2012 12/03/2011	5,737(2) 6,366(4)	$54,846(3) $60,859(5)	10,169(6) 7,845(7)	$97,216(6) $75,000(7)
Lane Nordquist	5,000 5,000 5,000 12,000 11,000		$10.85 $11.68 $8.02 $13.16 $14.00	2/16/2015 2/15/2014 2/15/2013 5/31/2012 5/31/2011	5,737(2) 6,366(4)	$54,846(3) $60,859(5)	10,169(6) 6,799(7)	$97,216(6) $65,000(7)
Walter Prahl					5,737(2) 6,366(4)	$54,846(3) $60,859(5)	10,169(6) 7,845(7)	$97,216(6) $75,000(7)

(1) Options shown in this table were granted between 2001 and 2006. No options have been granted since 2006.

(2)    Represents earned shares under the 2007-2009 Long-Term Executive Incentive Program Period that vest one year after grant.  Shares set forth in the table were earned as of December 31, 2009 and vest March 5, 2011.

(3) Based on the $9.56 closing price of our common stock on the NASDAQ Global Market on December 31, 2010.

(4)  Represents earned shares under the 2008-2010 Long-Term Executive Incentive Program Period, one half vest within 30 days of grant, on April 4, 2011, and one half vest one year after grant, on March 4, 2012.  Shares set forth in the table were earned as of December 31, 2010.

(5) Based on the $9.56 closing price of our common stock on the NASDAQ Global Market on December 31, 2010.

(6)  Represents the potential payout of incentives at target under our 2009-2011 Long-Term Executive Incentive Program Period that was established in 2009.  Payout value equals the number of shares at target multiplied by the $9.56 closing price of our common stock on the NASDAQ Global Market on December 31, 2010.

(7)  Represents the payout of incentives at target under our 2010-2012 Long-Term Executive Incentive Program Period that was established in 2010.  The number of shares equal the at-target value of the award divided by $9.56, the closing price of our common stock on the NASDAQ Global Market on December 31, 2010.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Finke(1)	0	0	19,124	$168,291
David Christensen(1)	0	0	5,737	$50,486
Damon Dutz(1)	0	0	5,737	$50,486
Lane Nordquist(1)	0	0	5,737	$50,486
Walter Prahl(1)	0	0	5,737	$50,486

(1)
Represents restricted shares earned under the 2007-2009 Long-Term Executive Incentive Program.  The shares set forth in the table were earned as of December 31, 2009 and vested on April 5, 2010, which was 30 days following the date of the award.  Mr. Finke received 19,124 shares of HickoryTech common stock.  Messrs. Christensen, Dutz, Nordquist and Prahl each received 5,737 shares of HickoryTech common stock.  Mr. Christensen directly paid the taxes associated with the award.  Mr. Finke turned back 6,254 shares to HickoryTech to cover the taxes associated with the award.  Messrs. Dutz, Nordquist and Prahl each turned back 1,876 shares to HickoryTech to cover the taxes associated with the award.  Value realized upon vesting is equal to the number of shares that vested multiplied by $8.80, which was the fair market value of our common stock on the NASDAQ Global Market on April 5, 2010, as defined in the plan.

NONQUALIFIED DEFERRED COMPENSATION FOR 2010

The following table provides information about contributions to, and amounts earned in, nonqualified deferred compensation accounts for the named executives during 2010.  For Mr. Finke, the amounts reflected in the table represent: compensation voluntarily deferred by Mr. Finke, the Company’s contribution to Mr. Finke’s Supplemental Retirement Account and associated interest earnings.  For Mr. Christensen, it reflects interest earned on compensation voluntarily deferred by Mr. Christensen in previous years.  All interest is at a rate equal to the ten year Treasury yield rate as of a pre-determined January date.  For Mr. Finke, Mr. Christensen and Mr. Nordquist, it reflects an amount equivalent to the value of dividends earned on those shares which are maintained in a Rabbi Trust.  Except for additional shares representing the value of dividends, no additional contributions are made to the Rabbi Trust by the executive or by the Company.  Shares accumulated in the Rabbi Trust, cash accumulated in Mr. Christensen’s Supplemental Retirement Account and all deferred compensation accounts are distributable to the executive only upon termination of employment.  The payout arrangements for Mr. Finke’s Supplemental Retirement Account are described in detail under the caption Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements on page 27.

Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/10 ($)
John Finke	$52,000(1)	$30,900(2)	$15,454(3)	$0	$410,242(4)
David Christensen	$0	$0	$20,620(5)	$0	$434,925(6)
Damon Dutz	$0	$0	$0	$0	$0
Lane Nordquist	$0	$0	$3,016(7)	$0	$57,111(7)
Walter Prahl	$0	$0	$0	$0	$0

(1)	Represents compensation deferred by Mr. Finke.

(2)	Represents a contribution the Company made to Mr. Finke’s Supplemental Retirement Account in the amount of $30,900, which is an amount equivalent to 10% of Mr. Finke’s base salary.

(3)
Mr. Finke earned $5,528 of interest on his Deferred Compensation account balance and $3,616 of interest on his Supplemental Retirement Account balance.  Interest is earned annually on Mr. Finke’s Supplemental Retirement Account and quarterly on his Deferred Compensation Account.  Mr. Finke has shares of HickoryTech common stock held in a Rabbi Trust.  His shares earned $6,310, an amount equal to the value of dividends on the shares in the trust, and this was contributed to the trust in the form of additional shares.

(4)
Mr. Finke has a Deferred Compensation Account balance of $165,804 and a Supplemental Retirement Account balance of $124,919.  At the end of 2010, Mr. Finke had 12,502 shares held in a Rabbi Trust with a market value of $119,519 based on the $9.56 closing price as reported on the NASDAQ Stock Market on December 31, 2010.

(5)
Mr. Christensen earned $453 of interest on his Deferred Compensation Account balance and $5,859 of interest on his Supplemental Retirement Account balance.  Interest is earned annually on Mr. Christensen’s Supplemental Retirement Account and quarterly on his Deferred Compensation Account.  Mr. Christensen has shares of HickoryTech common stock held in a Rabbi Trust.  His shares earned $14,308, an amount equal to the value of dividends and this was contributed to the trust in 2010 in the form of additional shares.

(6)
Mr. Christensen has a Deferred Compensation Account balance of $11,618 and a Supplemental Retirement Account balance of $152,329.  At the end of 2010, Mr. Christensen had 28,345 shares held in a Rabbi Trust with a market value at $270,978 based on the $9.56 closing price as reported on the NASDAQ Stock Market on December 31, 2010.

(7)
Represents the value of dividends earned on shares in a Rabbi Trust, contributed to the trust in the form of additional shares.  At the end of 2010, Mr. Nordquist had 5,974 shares held in a Rabbi Trust with a market value of $57,111 based on the $9.56 closing price as reported on the NASDAQ Stock Market on December 31, 2010.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND OTHER AGREEMENTS

We provide our named executive officers with the rights to receive certain benefits and payments in connection with their termination of employment.  This is done through compensation plans outlined in the Compensation Discussion and Analysis on pages 12-22 and additional payments for certain executives through employment agreements or change of control agreements outlined in this section.  The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payment and benefits, are described in the following table.  The table assumes a termination date and where, applicable, an initiation of change in control payments on December 31, 2010 and a stock price of $9.56 per share, which was the closing price of our common stock on December 31, 2010.  Any payments made would comply with 409A of the Internal Revenue Code.  All payouts outlined in this section are based on current employment or change of control agreements or current compensation programs with the named executive officers.

Termination Reason	John Finke	David Christensen	Damon Dutz	Lane Nordquist	Walter Prahl
Voluntary Resignation Without Good Reason	$631,101	$551,485	$108,008	$164,919	$114,449
Involuntary Termination For Cause	$631,101	$551,485	$108,008	$164,919	$114,449
Voluntary Resignation for Good Reason	$1,094,601	$551,485	$108,008	$164,919	$114,449
Involuntary Termination Without Cause	$1,094,601	$551,485	$108,008	$164,919	$114,449
Change in Control(1)	$4,074,229	$1,619,164	$923,777	$1,174,366	$894,200
Death	$1,332,880	$760,333	$313,523	$367,101	$319,964
Disability	$1,332,880	$760,333	$313,523	$367,101	$319,964
Retirement	$1,332,880	$760,333	$313,523	$367,101	$319,964

(1)   The table above reflects the highest potential payouts to executives if a change of control were to occur on December 31, 2010.  On December 10, 2010 the Board of Directors amended the Change of Control Agreements for our executives.  Details of these amendments are outlined later in this section.  Our Change of Control Agreements provide that, prior to a change of control, the

Board has the ability to unilaterally amend or terminate the Agreements, with certain requirements, including that no amendment or termination of the Agreement shall be effective unless otherwise agreed to by the Executive, if a Change of Control occurs during the one-year period following the date of adoption of the Board resolution amending or terminating the Change of Control Agreement.  The table on page 27 reflects the highest potential payout in the event a Change of Control occurred as of December 31, 2010, whether it would have been under the Agreement prior to amendment or after amendment.  This provision will cease to apply to the December 10, 2010 amendments after a one year period.

Voluntary Resignation without Good Reason & Involuntary Termination for Cause

In the event of a voluntary resignation without good reason or an involuntary termination for cause, none of the named executives is entitled to any enhanced benefits from the Company.  The named executives would be eligible to receive balances under their compensation plans as outlined in the Compensation Discussion and Analysis on pages 12-22.  These include: the balance in Supplemental Retirement Account (Mr. Finke and Mr. Christensen only), the balance in Deferred Compensation Account (Mr. Finke and Mr. Christensen only), the balance in Rabbi Trust Account (Mr. Finke, Mr. Christensen and Mr. Nordquist only), and the award earned for 2010 fiscal year under the Executive Incentive Plan. The payout of these balances is outlined in the table on page 27. The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

Voluntary Resignation for Good Reason & Involuntary Termination Without Cause

In the event of a voluntary resignation with good reason or an involuntary termination without cause, not associated with a change of control, Mr. Christensen, Mr. Dutz, Mr. Nordquist and Mr. Prahl are not entitled to any enhanced benefits from the Company.  Mr. Finke is entitled to enhanced benefits from the Company as outlined in his Employment Agreement.  Mr. Finke would be eligible for a severance payment that would be equivalent to 18 months of his base salary.  The named executives would be eligible to receive balances under their compensation plans as outlined in the Compensation Discussion and Analysis on pages 12-22.  These include: the balance in Supplemental Retirement Account (Mr. Finke and Mr. Christensen only), the balance in Deferred Compensation Account (Mr. Finke and Mr. Christensen only), the balance in Rabbi Trust Account (Mr. Finke, Mr. Christensen and Mr. Nordquist only), and the award earned for 2010 fiscal year under the Executive Incentive Plan.  The payout of these balances is outlined in the table on page 27. The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

Employment Agreement – John Finke

An employment agreement with Mr. Finke was entered into at the time of his promotion to Chief Executive Officer. Mr. Finke’s Employment Agreement, dated August 1, 2006 and amended November 29, 2007, provides for an annual salary, subject to annual review and adjustment, for continued participation in the Long-Term Executive Incentive Program and Executive Incentive Plan, for participation in benefit plans we generally make available to executives, for use of a Company-provided vehicle, for membership in a local country club, and for periodic executive physicals at a cost to HickoryTech.

In addition, the Agreement provides the following post-employment benefits:

•
Mr. Finke is eligible for a supplemental retirement benefit pursuant to which we will credit an account for an amount equal to 10% of Mr. Finke’s base salary each year annually for ten years, starting December 31, 2007, which accumulates earnings at the ten-year Treasury yield rate as determined at the beginning of each calendar year.  The minimum interest rate used is 4% and the maximum is 12%. The amounts accumulated in the account are payable to Mr. Finke in five installments commencing on January 1 of the calendar year following the later of the following events: the date Mr. Finke reaches the age of 55, or when his employment is terminated for any reason other than death or disability.  In the event of death, the full balance becomes immediately payable.  All payments will be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.  The total amount accumulated in this account at December 31, 2010 was $124,919.

•
Mr. Finke, an eligible spouse and dependents would be eligible for post-retirement health coverage if, at or after attainment of age 55 and completion of 15 years of service, Mr. Finke’s employment is terminated for any reason other than for cause.  The health coverage would be under the same terms and conditions of our retiree group health plan provided; however, that (1) during the period from Mr. Finke’s separation until he reaches the age of 62, HickoryTech’s contribution to the cost of Mr. Finke’s post employment group coverage will be fixed at an amount equal to the Company’s contribution at the time of Mr. Finke’s separation and (2) upon Mr. Finke’s attainment of the age of 62, HickoryTech’s contribution will continue to be made in an amount equal to our contributions for all other participants in HickoryTech’s retiree group health plan.  The cost of annual premiums for such health coverage if Mr. Finke were eligible at December 31, 2010, was $12,306.

•
A life insurance benefit in an amount equal to $175,000.  In the event of Mr. Finke’s separation at or after attainment of age 55 and completion of 15 years of service, HickoryTech shall continue to provide the benefit for a period ending upon the earlier of the date Mr. Finke’s spouse shall become eligible for Medicare or such other government subsidized health coverage as may be in effect at the time, or the date of her death.  The cost of annual premiums and the tax gross-up for this life insurance benefit in 2010 was $984.

If we terminate Mr. Finke’s Employment Agreement without “cause,” or if he terminates his Agreement for “good reason,” we will be obligated to make a severance payment to Mr. Finke equivalent to 18 months additional base salary to be paid in a lump sum on the first regular pay day following the six month anniversary of his termination of employment and the expiration of the revocation period in his Release of Employment Related Claims.  The payment under the Agreement is also conditioned upon compliance by Mr. Finke with a covenant prohibiting him from disclosing or using our confidential information at any time and from competing with our Company, soliciting any customer to deal with a competitor, or soliciting any employee or officer to provide services to Mr. Finke or any entity with which he is associated for a period of 24 months after termination of employment.

For purposes of this Employment Agreement with Mr. Finke:

(a)  “Cause” means (i) the gross neglect or willful failure or refusal of executive to perform his duties; (ii) perpetration of an intentional and knowing fraud against or affecting the Company; (iii) any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or executive’s reputation or business relationships; (iv) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; (v) the material breach by executive of the Employment Agreement; or (vi) the failure or continued refusal to carry out the directives of the Board.  In (i), (v) and (vi) the Company must give the executive written notice of the existence of cause and, if the act is capable of being remedied, 21 days in which to remedy.

(b) “Good Reason” means (i) a material reduction in the executive’s title, position, total compensation and authority or duties; (ii) any requirement that executive, without his consent, move his regular office to a location more than 50 miles from current office location; (iii) the material failure to pay compensation or provide benefits or perquisites to executive as and when required by the terms of the Agreement; or (iv) any material breach by the Company of the Employment Agreement.  In each case the executive must give written notice within ten days and the Company has 21 days to remedy the event constituting good reason.

Change of Control

We have Change of Control Agreements with the named executive officers of John Finke, David Christensen, Damon Dutz, Lane Nordquist and Walter Prahl and with one other executive officer of the Company.  The Change of Control Agreements were amended and restated as of December 10, 2010.  As part of the 2009 executive compensation review, a review of the competitiveness and appropriateness of our current Change of Control Agreements was completed.  The Committee considered the recommendations and background information gathered by the consultant assisting in the compensation review.  The Committee also considered the competitiveness of the provisions of our current agreements and prevalence of the provisions in the marketplace and with our peers, along with best practices, and the nuances of our company.  As a result of that review, the Committee recommended, and Board approved, modifications for all new future Change of Control Agreements that would be entered into with executives.  Additionally, the Committee recommended, and the Board approved, changes to existing Change of Control Agreements with our current executives.  Pursuant to the terms of the existing agreements, the amendment will not be effective with respect to changes in control occurring within the one-year period following the date of the modification unless otherwise agreed by the executive.

For all future Change of Control Agreements, and for all Agreements with our current executives, there was a modification in the definition of Change of Control.  A Change of Control is now defined generally as a change in a majority of our directors other than through succession, the acquisition by any person, or persons acting in concert, of 30% or more of our voting stock or all or substantially all our assets, or a merger, consolidation or share exchange unless 50% or more of our voting shares after the transaction continue to be held by the same stockholders who held the shares immediately prior to such merger, consolidation or statutory share exchange, or the shareholders approve the complete liquidation or dissolution of our Company.  This definition was modified to reflect that 50% or more of our voting shares after the transaction would continue to be held by the same stockholders as prior to the transition, versus the previous definition which indicated that 70% or more of our voting shares after the transition continue to be held by the same stockholders who held the shares immediately prior to such merger, consolidation or statutory share exchange.  The change was made to reflect the more prevalent definition in the market, and giving consideration to the nuances of our company stock.

A modification in the method of calculating the lump sum payment due in the event of a change of control was made and will apply to all Agreements with our current executives as well as to all future executives with whom we enter into Change of Control Agreements.  Our Agreements for current executives provide that (1) if within three years of a change in control of HickoryTech, the employment of any of the above-named officers is terminated for a reason other than for cause, death, voluntary termination, or disability, or (2) for Mr. Finke, Mr. Christensen and Mr. Nordquist if employment is voluntarily terminated by the executive within a 30-day period following the first anniversary of a change of control of HickoryTech, such officer is entitled to a lump-sum payment.  The lump sum payment definition was reviewed and modified based on the recent executive compensation review.  The manner of calculation now reflects a more common definition and the calculation is based on the current at-target compensation of an executive versus the highest compensation of the past five years, which the Committee viewed as a more equitable calculation for both shareholders and executives.  The lump sum payment is now determined by taking the executive’s annual compensation at-target for the calendar year in which the termination occurs and multiplying that by 2.99 for Mr. Finke and by 2.0 for the other executive officers.

The Committee also discussed whether the current protection period should be changed.  For all new Agreements with future executives, the protection period was changed from three years to two years.  That means for future agreements, if an officer is terminated for a reason other than for cause, death, voluntary termination, or disability within two years of a change in control, the provisions of their Agreement would be triggered.  For all officers who had an existing Agreement reflecting the three-year protection period, this three-year protection period was grandfathered and remains a part of their amended Agreement.

The multiple of annual compensation to be paid out in the event of a change of control payment becoming due was also reviewed by the Committee.  After review, the Committee determined that to better align with best practices and competitiveness, the multiple would be reviewed at the time of entry into a new agreement with future executives and would be based on each individual position versus establishing a pre-determined multiple.  However, in no case would this be higher than a multiple of 2.99 times for the CEO, and 2.0 times for other officers.  For all officers who had an existing Agreement, the current multiples will be grandfathered and remain unchanged in their amended Agreements (2.99 for Mr. Finke and 2.0 for the other executive officers).

The ability for executives to have the option to voluntarily terminate their employment within a 30-day period following the first anniversary of a change of control and become entitled to a lump-sum payment was discussed by the Committee.  To better align with best practices, this benefit, sometimes referred to as a “walk-away” benefit, will not be a part of any future agreements.  However, for three of the named executives (Mr. Finke, Mr. Christensen and Mr. Nordquist) and for one additional executive who all had this provision as part of their Agreement, this benefit was grandfathered and will remain a part of their amended Agreement.

Finally, the Committee reviewed the provision in our Change of Control Agreements which provides for a full gross-up to reimburse the executive officer for the effect of excise taxes imposed on change of control payments under Section 280G of the Internal Revenue Code.  This provision had previously been retained in the Change of Control Agreements for the executive officers who had this benefit in their initial Agreements (Mr. Finke, Mr. Christensen, Mr. Nordquist and one other executive), but were not a provision of any new agreements initiated with executives after 2006.  As part of the current review of change of control agreements, the Committee determined that this benefit was no longer a best practice and determined that provision will be removed from both future and current agreements.  This provision to reimburse executive officers for the effect of excise taxes imposed on payments under section 280G will no longer be a benefit for Mr. Finke, Mr. Christensen, Mr. Nordquist or the other executive who had this provision previously in their Agreements or for any future executives who enter into change of control agreements.

In the event of a change of control, all of our named executives would be entitled to enhanced benefits from the Company as outlined in their Change of Control Agreements.  These include: the balance in their  Supplemental Retirement Account (Mr. Finke and Mr. Christensen only), the balance in Deferred Compensation Account (Mr. Finke and Mr. Christensen only), the balance in Rabbi Trust Account (Mr. Finke, Mr. Christensen and Mr. Nordquist only), and the award earned for 2010 fiscal year under the Executive Incentive Plan. The payout of these balances is outlined in the table on page 27. The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

For all Change of Control Agreements, if any payments are due, any outstanding stock options and unvested restricted shares of HickoryTech stock become immediately vested for the executive.  There are currently no unvested stock options.  In the event of a change of control, the named executive is also eligible for an award under the Executive Incentive Plan at the target award level during the year of the change of control.

The executive is also entitled to Company-provided insurance coverage (health, life, dental, accidental death and dismemberment, and any other applicable insured health and welfare benefits, excluding short and long-term disability) for 2.99 years after Mr. Finke’s termination of employment and for two years after the other executives’ employment termination.  The estimated payments are outlined in the table on page 27.

 For purposes of these Change of Control Agreements:

(a) “Annual Compensation” is defined as the sum of the executive’s then current base salary, bonuses the Executive would have earned under the Executive Incentive Plan had target goals been achieved, target bonus dollar amount awarded to the executive under the Long-Term Executive Incentive Program, and annual Supplemental Retirement Plan contributions (where applicable).

(b) “Cause” is defined as (i) a persistent failure by the executive to perform the duties and responsibilities of their job, which is willful and deliberate on the executive’s part; (ii) criminal act(s) undertaken by the executive and intended to result in substantial gain or personal enrichment of the executive at the expense of the Company; (iii) unlawful conduct or gross misconduct that is willful and deliberate on the executive’s part and that, in either event, is materially injurious to the Company; or (iv) the conviction of the executive of a felony.

Death, Disability and Retirement

In the event of death, disability or retirement the named executives would be entitled to enhanced benefits under the Long-Term Executive Incentive Program.  All unvested, restricted shares that have been granted would immediately vest upon death, retirement or disability.  Additionally, if the named executive has been a participant in the Program Period for at least one year they would remain eligible for a prorated portion of any payouts earned under any such initiated, but not yet completed Program Periods they had been a participant in, based on the achievement of the pre-established performance objectives at the close of such Program Period.  If at the time of death, disability or retirement the named executive had been in the Program Period for less than one year following the Program Period’s initiation, the Board has sole discretion to grant a prorated payout.  The estimated payouts in the event of death, disability or retirement were based on the assumption that the 2009-2011 Program Period and 2010-2012 Program Period would pay out at target.  In addition, the named executives would be eligible to receive balances under the compensation plans as outlined in the Compensation Discussion and Analysis pages 12-22.  These include: the balance in Supplemental Retirement Account (Mr. Finke and Mr. Christensen only), the balance in Deferred Compensation Account (Mr. Finke and Mr. Christensen only), the balance in Rabbi Trust Account (Mr. Finke, Mr. Christensen and Mr. Nordquist only), and the award earned for 2010 fiscal year under the Executive Incentive Plan.  The payout of these balances is outlined in the table on page 27.  The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee evaluates and establishes compensation for executive officers and oversees our executive stock plans and other executive incentive and benefit programs.  Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation.  With this in mind, as the Compensation Committee, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 12-22 of this proxy statement.  The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation.  We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Myrita P. Craig	Diane L. Dewbrey
Lyle G. Jacobson	R. Wynn Kearney, Jr.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for our shareholders.  Our Board of Directors believes that the Company’s long-term success depends in large part on the talents of our executives.  The Board believes that our current executive compensation program allows us to attract and retain highly qualified executives and motivate them to achieve strong results.  Our compensation program drives both a short and long-term focus, balancing base pay with short-term and long-term pay-at-risk, and rewarding our executives for the achievement of both annual and long-term strategic goals that drive shareholder value.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, provides our shareholders with the opportunity to cast an advisory vote on the Company’s executive compensation program.  This proposal, commonly known as the “Say-On-Pay” proposal, gives our shareholders the opportunity to express their views on our compensation philosophy and program for our named executive officers.

The Board invites you to carefully review the Compensation Discussion and Analysis beginning on page 12 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 23 and cast a vote to either endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved that shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of the shareholders and will take into account the outcome of this vote in considering future compensation arrangements.

In order for this proposal to pass, it must receive the affirmative vote of shareholders equal to the greater of (1) a majority of the voting power of the shares present and entitled to vote on this item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at this meeting.

The Board of Directors Unanimously Recommends that You Vote “FOR” Proposal 2.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the “Say-On-Pay” vote described in Proposal 2, Proposal 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a Say-On-Pay vote in its proxy materials for future annual shareholder meetings.  Under this Proposal 3, shareholders may vote to have the Say-On-Pay vote every year, every two years or every three years.

The Company believes that Say-On-Pay votes should be conducted every two years to provide shareholders with an opportunity to regularly express their views on executive compensation and to provide the Board adequate time to consider shareholder views as the executive compensation structure is evaluated.  Although this is an advisory vote, the Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decision on executive compensation.

With respect to Proposal 3, the option receiving the most votes among the choices for frequency of the shareholder advisory vote or Say-When-On-Pay will be deemed to have received the non-binding approval of the shareholders.

The Board of Directors Unanimously Recommends that For Proposal 3 Shareholders Vote to Hold Say-On-Pay Votes Every TWO YEARS.

AUDIT COMMITTEE REPORT

Our management is responsible for financial reporting practices and internal controls.  Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements.  The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with our consolidated financial statements for the fiscal year ended December 31, 2010, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, our Independent Registered Public Accounting Firm;

•
Discussed with our Independent Registered Public Accounting Firm the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communication with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC.

AUDIT COMMITTEE
Lyle T. Bosacker	Robert D. Alton, Jr.
Diane L. Dewbrey	R. Wynn Kearney, Jr.

INDEPENDENT AUDITORS AND PAYMENT OF FEES TO AUDITORS

We retained Grant Thornton LLP as our Independent Registered Public Accounting Firm on March 19, 2007 and Grant Thornton LLP has audited the financial statements of HickoryTech for the fiscal years ending December 31, 2007 through December 31, 2010.  A representative of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions with respect to that firm’s audit.

The aggregate fees billed to HickoryTech for fiscal years 2010 and 2009 by Grant Thornton LLP, HickoryTech’s independent auditors, are as follows:

	Fiscal 2010	Fiscal 2009
Audit Fees	$460,129	$472,988
Audit Related Fees	$-	$82,144
Tax Fees	$-	$-
All Other Fees	$-	$-
TOTAL FEES	$460,129	$555,132

Audit fees include audits of HickoryTech’s financial statements for the fiscal years ended December 31, 2010 and 2009, and reviews of HickoryTech’s financial statements included in HickoryTech’s quarterly reports on Form 10-Q during the last fiscal year.  Audit fees for fiscal 2010 and 2009 also include work associated with testing required under Section 404 of the Sarbanes-Oxley Act of 2002.  Audit related fees include specific review of controls under SAS 70 which began in 2008, and were primarily conducted in 2009.

In 2003, the Audit Committee adopted policies and procedures requiring pre-approval for audit and non-audit services that would be provided by HickoryTech’s independent auditors, and Grant Thornton LLP’s engagements have been made pursuant to such policies and procedures.  The Audit Committee approved all services performed by Grant Thornton LLP during fiscal years 2010 and 2009.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Grant Thornton LLP’s independence and believes it is appropriate.

PROPOSAL 4:
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee is recommending the firm Grant Thornton LLP as the independent auditor to audit the financial statements of HickoryTech for the fiscal year ending December 31, 2011.  Although shareholder ratification of HickoryTech’s auditors is not required by our Company by-laws or otherwise, we are submitting the selection of HickoryTech’s auditors to our shareholders for ratification to permit shareholders to participate in this important corporate decision.  If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor. The Audit Committee maintains the right to appoint, review and discharge HickoryTech’s independent auditors.  Grant Thornton LLP has served as HickoryTech’s independent auditor since 2007, and participated in the audit of the year ended December 31, for the four years ending 2010.

In order for this proposal to pass, it must receive the affirmative vote of shareholders equal to the greater of (1) a majority of the voting power of the shares present and entitled to vote on this item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at this meeting.

The Board of Directors Unanimously Recommends that You Vote “FOR” Ratification of Grant Thornton LLP as Independent Auditor.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC and to furnish HickoryTech with copies of such reports.  To our knowledge, based solely on review of the copies of such reports furnished to us for the fiscal year ended December 31, 2010, except as described below, all Section 16(a) filing requirements were filed in a timely manner.

The Form 4 Statement of Changes in Beneficial Ownership filings for 918 additional shares of direct ownership for Robert D. Alton, Jr.; 1,744 additional shares of direct ownership for Lyle T. Bosacker; 918 shares of direct ownership for James W. Bracke; 918 shares of direct ownership for Myrita P. Craig; 918 shares of direct ownership for Diane L. Dewbrey; 1,744 shares of direct ownership for Lyle G. Jacobson; 918 shares of direct ownership for R. Wynn Kearney, Jr.; and 918 shares of direct ownership for Dale E. Parker were routine quarterly reports, which were filed 90 days late on October 4, 2010 due to administrative error.  The Form 5 Annual Statement of Changes in Beneficial Ownership for 14,320 shares that were transferred from R. Wynn Kearney, Jr. into a trust for his children was a routine annual report that was filed 365 days late on December 31, 2010 due to administrative error.

METHOD AND EXPENSES OF SOLICITATION

The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting and this proxy statement, will be paid by HickoryTech.  HickoryTech may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.  In addition to solicitation by mail, officers or regular employees of HickoryTech, without extra compensation, may solicit proxies by personal interview, mail, telephone and other appropriate communication methods.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, if shareholders have the same address and the same last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our printed Annual Report on Form 10-K and proxy statement, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure reduces our printing costs and postage fees and conserves natural resources.  Each shareholder who participates in householding will continue to have access to and use separate voting instructions.

To receive a separate Annual Report on Form 10-K and proxy statement, shareholders may contact HickoryTech Investor Relations at 507-387-3355.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by HickoryTech no later than December 9, 2011 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in May 2012.

Regardless of whether included in management’s proxy materials, the by-laws of HickoryTech state to properly bring a proposal before a regular meeting of the shareholders, the shareholder(s) must submit a written notice to the Corporate Secretary of HickoryTech at least 120 days prior to the anniversary of the release of the prior year’s proxy statement.  The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal.  This notice must be received by HickoryTech no later than December 9, 2011.  In addition, if we receive notice of shareholder proposals after February 22, 2012, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

AVAILABILITY OF FORM 10-K

Shareholders may obtain a copy of HickoryTech’s Form 10-K for the 2010 fiscal year, free of charge, by a written request to HickoryTech’s executive offices directed to:

David A. Christensen, Corporate Secretary
HickoryTech Corporation
221 East Hickory Street, P.O. Box 3248
Mankato, Minnesota 56002-3248

DIRECTIONS TO ANNUAL MEETING

The Annual Meeting of Shareholders of HickoryTech Corporation will be held at the Mankato City Center Hotel at 101 East Main Street in Mankato, MN on Tuesday, May 17, 2011 at 10:00 a.m.  Please contact Investor Relations at 507-387-3355 if you require directions to our Annual Meeting.

OTHER MATTERS

Management does not know of other matters that may come before the Annual Meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

BY THE ORDER OF THE
BOARD OF DIRECTORS
HICKORYTECH CORPORATION

Dale E. Parker - Board Chair
Mankato, Minnesota

221 East Hickory Street
P.O. Box 3248

Mankato, MN  56002-3248

HICKORYTECH CORPORATION
221 EAST HICKORY STREET
PO BOX 3248
MANKATO, MN 56002-3248

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. (CT) on May 16, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. (CT) on May 16, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M34490-P05987 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HICKORYTECH CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to be elected for terms expiring in 2014	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:
01) Robert D. Alton, Jr.
02) James W. Bracke
03) R. Wynn Kearney, Jr.
04) Dale E. Parker

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR a TWO year frequency to conduct a non-binding vote on compensation:

	1 Year	2 Years	3 Years	Abstain
3. To recommend, by non-binding vote, the frequency of the shareholder vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. Ratification of Grant Thornton LLP as independent auditor.	☐	☐	☐

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL. PLEASE SIGN AND RETURN PROMPTLY. THANK YOU.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 17, 2011
10:00 a.m.

Mankato City Center Hotel
101 East Main Street
Mankato, Minnesota 56001

M34491-P05987

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 17, 2011.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 4 and "FOR" Two Years in Item 3.

By signing the proxy, you revoke all prior proxies and appoint Diane L. Dewbrey and John W. Finke, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof. Please vote, sign and date on the reverse side and return this card in the mail. Or, take advantage of the option to vote by phone or Internet. To vote by phone or Internet, please follow the instructions on the reverse side.

Thank you.

Continued and to be signed on reverse side